Exhibit 10.1

EXECUTION VERSION

$300,000,000 REVOLVING CREDIT AGREEMENT

TRIMBLE INC.,

as the Borrower,

and

THE BANK OF NOVA SCOTIA,

as the Lender

Dated as of February 2, 2018

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TABLE OF CONTENTS

(continued)

Page
EXHIBITS

EXHIBIT A:	Form of Note
EXHIBIT B:	Request for Borrowing

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$300,000,000 REVOLVING CREDIT AGREEMENT

Dated as of February 2, 2018

This $300,000,000 Revolving Credit Agreement, dated as of the date above, is by and between TRIMBLE INC., a Delaware corporation (the “Borrower”), and THE BANK OF NOVA SCOTIA (“Scotiabank”), as the lender (the “Lender”).

The Borrower has requested that the Lender make loans for working capital and general corporate purposes of the Borrower; and

The Lender has agreed to lend funds to the Borrower upon the terms and subject to the conditions set forth in this Credit Agreement.

Now therefore, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Definitions

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or, to the extent not defined herein, in that certain Five-Year Credit Agreement, dated as of November 24, 2014, among the Borrower, the Subsidiary Borrowers party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent (as amended and as the same may be amended, restated, replaced, modified or otherwise supplemented from time to time, the “Syndicated Credit Agreement”).

“Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the highest of: (a) the Base Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%; and (c) the LIBO Rate for an Interest Period of one month.

“Available Loan Amount” means the Maximum Loan Amount minus the aggregate Principal Obligations for all Loans.

“Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the Termination Date and (b) the date specified in a Termination Notice delivered by the Borrower to the Lender.

“Base Rate” means, at any time, the rate of interest then most recently established by Scotiabank in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by Scotiabank in connection with extensions of credit.

“Borrower” is defined in the preamble.

“Borrowing” means Loans of the same Type made on the same date and in the case of Eurodollar and COF Loans, as to which a single Interest Period is in effect.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco, California are authorized or required by law to close.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 have been satisfied (or waived).

“COF” when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is bearing interest at the COF Rate.

“COF Rate” means the rate determined by reference to the rate quoted by the Lender under Section 2.2(b).

“Commitment” means the Lender’s commitment to make Loans hereunder.

“Constituent Documents” means the certificate of incorporation and bylaws of the Borrower, as amended or restated from time to time.

“Credit Agreement” means this $300,000,000 Revolving Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other similar debt relief laws of the United States or other applicable jurisdiction from time to time in effect.

“Default Rate” means on any day the sum of (a) the Alternate Base Rate plus (b) 2%.

“Dollars” and the sign “$” means lawful currency of the United States.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” is defined in Section 9.1.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.2.

“Interest Payment Date” means with respect to any Loan, (a) the last day of each Interest Period; and (b) the Termination Date.

“Interest Period” means,

(a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period may end after the Termination Date; and

(b) with respect to any COF Borrowing, the period beginning on the date such Borrowing is made and ending on the last day of the period selected by the Borrower (which shall in no event be more than 35 days).

“Lender” is defined in the preamble.

“Lender Account” means account number 0618136, account name The Bank of Nova Scotia at 720 King Street West, 2nd Floor, Toronto, Ontario, M5V 2T3, ABA No. 026-002532.

“LIBO Rate” means, for any Interest Period for a Loan, an annual interest rate (rounded upward to four decimal places) determined by Scotiabank to be either:

(a) the London interbank offered rate for Dollar deposits at approximately 11:00 a.m., London time, two Business Days before the first day of that Interest Period for a term comparable to that Interest Period, determined by the ICE Benchmark Administration as the London Interbank Offered Rate for Dollar deposits and published at Reuters Screen LIBOR01 Page or any successor publication, agreed upon by the parties hereto, that reports ICE Benchmark Administration rates; or

(b) if no such display rate is then available, the rate at which Dollar deposits in immediately available funds are offered to Scotiabank’s office in the London interbank market at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such Loan and for a period approximately equal to such Interest Period;

provided, that if any such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Loan Documents” means this Credit Agreement, the Note (including any renewals, extensions, re-issuances and refundings thereof), and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means the groups of loans made by the Lender to the Borrower pursuant to the terms and conditions of this Credit Agreement.

“Maximum Loan Amount” means $300,000,000.

“Note” means the promissory note provided for in Section 3.1.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Lender, and all renewals and extensions thereof (including Loans), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Note, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof.

“Potential Event of Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Principal Obligations” means the sum of the aggregate outstanding principal amount of the Loans.

“Request for Borrowing” means a request for Borrowing in the form of Exhibit B.

“Responsible Officer” means, for any Person, an officer or authorized signatory who has the power to bind such Person and who has provided documentation evidencing such authority.

“Scotiabank” is defined in the preamble.

“Termination Date” means the earliest of: (a) January 31, 2019; (b) the date upon which the Lender declares the Obligations due and payable during the existence of an Event of Default; (c) the date of termination of the Commitment pursuant to Section 9.2; and (d) the date specified as the “Termination Date” in any Termination Notice.

“Termination Notice” is defined in Section 3.2(b).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the COF Rate or (excluding the LIBO Rate based floor in the Alternate Base Rate) the LIBO Rate.

“United States” and “U.S.” means the United States of America.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in any Loan Document or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York City, New York.

Section 2. Borrowing.

2.1 Revolving Credit Facility; Use of Proceeds. Subject to the terms and conditions herein set forth, on any Business Day during the Availability Period, the Lender agrees to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to the Maximum Loan Amount; provided that, after making any such Loans the Principal Obligations shall not exceed the Maximum Loan Amount. Subject to the foregoing limitation and the other terms and conditions hereof, the Borrower may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. The Loans made hereunder shall be used by the Borrower for working capital and general corporate purposes, including the financing of acquisitions.

2.2 Borrowings.

(a) Requests for Borrowings. To request a Borrowing (other than a COF Borrowing, which may be requested under subsection (b) below), the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. one Business Day before the date of the proposed Borrowing. Each such telephonic Request for Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or (if arrangements for doing so have been approved by the Lender) electronic communication to the Lender of a written Request for Borrowing in the form of Exhibit B. Each such telephonic and written Request for Borrowing shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing, a Eurodollar Borrowing or a COF Borrowing;

(iv) in the case of a COF Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

(b) Request for Quotation and Borrowing of COF Loans. On any Business Day the Borrower may request a quotation for the rate of interest that would be applicable to a proposed Borrowing of COF Loans hereunder. Such request shall be directed to the address set forth below the Lender’s signature below, and may be sent by email. The Lender may, in its sole discretion, advise the Borrower of the applicable rate for such Borrowing (which, for the avoidance of doubt, shall include a margin of 1.125%). Based upon the quotation it receives, the Borrower may, in its sole discretion, elect to submit a Request for Borrowing. After it has received a quotation, the Borrower may from time to time in its sole discretion request a COF Loan from the Lender by submitting a Request for Borrowing to the Lender at its office at 720 King Street West, 2nd Floor, Toronto, Ontario, M5V 2T3, Canada. Each Request for Borrowing shall be irrevocable and effective upon receipt by the Lender and: (i) shall be furnished to the Lender, no later than 12:00 noon on the requested date of the funding of a Loan; provided that any such request received after 12:00 noon shall be deemed to have been given on the next succeeding Business Day; (ii) shall specify the amount of such Borrowing; and (iii) may be submitted by email.

(c) Continuation. Prior to the last day of any Interest Period for any Borrowing, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or COF Borrowing, may elect Interest Periods therefor, all as provided in this Section. To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Request for Borrowing would be required herewith if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower. Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a COF Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or COF Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or COF Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall become a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(d) Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Maximum Loan Amount.

(e) Funding. Subject to the fulfillment of all applicable conditions set forth herein, the Lender shall deposit the proceeds of each Borrowing in immediately available funds in the Borrower’s account specified by the Borrower not later than 2:00 p.m. on the date specified in the Request for Borrowing as the borrowing date or, if requested by the Borrower in the Request for Borrowing, shall wire transfer such funds as requested on or before such time.

2.3 Interest Rate.

(a) Interest Rate. Except as otherwise expressly set forth herein, the unpaid principal of each Loan shall bear interest from the date of Borrowing to, but excluding, the date such principal is repaid or prepaid (i) in the case of each Base Rate Borrowing, at the Alternate Base Rate plus 0.125% per annum; (ii) in the case of each Eurodollar Borrowing, at the LIBO Rate for the Interest Period in effect plus 1.125% per annum; and (iii) in the case of each COF Borrowing, at the per annum rate offered by the Lender to the Borrower for the Interest Period for such Borrowing(which, for the avoidance of doubt, shall include a margin of 1.125%). Interest shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the base rate shall be computed on the basis of a year of 365 days.

(b) Default Rate. If the Obligations, or any portion thereof, are not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.3(a) above) all Obligations shall bear interest at the Default Rate.

2.4 Fees.

(a) The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at a rate of 0.15% per annum on the daily amount of the Available Loan Amount during the period from and including February 2, 2018 to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Lender an arranger fee in the amount of $150,000.

(c) All fees payable under this Section shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Lender of a fee hereunder shall be conclusive absent manifest error.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

Section 3. Payments and Reduction of Commitment.

3.1 Revolving Credit Note. The Loans made under this Credit Agreement shall be evidenced by a promissory note, in the form of Exhibit A, payable to the Lender in the amount of the Maximum Loan Amount.

3.2 Payment of Obligations.

(a) Maturity. The Borrower hereby unconditionally agrees to pay to the Lender the then-unpaid principal amount of each Loan on the Termination Date.

(b) Termination Date. At any time, the Borrower may deliver notice to the Lender terminating this Credit Agreement (such notice, a “Termination Notice”) and thereupon all Obligations shall be due and payable in full on the date specified therein. The obligations of the Borrower to repay all Obligations hereunder shall survive any termination of this Credit Agreement. Any Termination Notice delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Bank on or prior to the specified effective date) if such condition is not satisfied.

3.3 Payment of Interest.

(a) Interest Accrual. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with Section 2.3, the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Lender, consistent with the provisions of Section 2.2. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in immediately available funds by the Lender in the Lender Account, or any other account of the Lender which the Lender designates in writing to the Borrower.

(b) Interest Payment Dates. Accrued and unpaid interest on the Principal Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) upon the occurrence of an Event of Default, at any time and from time to time following such Event of Default upon demand by the Lender. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrower to or for the account of the Lender, shall be made without condition or deduction for any counterclaim, defense or recoupment by the Borrower to the Lender for receipt by 3:00 p.m. in immediately available funds in the Lender Account or any other account of the Lender that the Lender designates in writing to the Borrower. Funds received after 3:00 p.m. shall be treated for all purposes as having been received by the Lender on the first Business Day next following receipt of such funds.

3.5 Voluntary Prepayments. The Borrower may upon one Business Days’ prior written notice to the Lender, prepay the principal of the Obligations then outstanding, in whole or in part, at any time or from time to time. Any such prepayment prior to the end of the Interest Period applicable thereto shall be subject to the provisions of Section 4 hereof. Any prepayment not received by 3:00 p.m. on a Business Day shall be deemed to have been paid on the next succeeding Business Day.

3.6 Lending Office. The Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate as its Applicable Lending Office (and the office to whose accounts payments are to be credited) for any Loan; and (b) change its applicable lending office from time to time by notice to the Borrower. The Lender shall be entitled to fund all or any portion of its Maximum Loan Amount in any manner it deems appropriate, consistent with the provisions of this Credit Agreement.

3.7 Termination or Reduction of Commitment.

(a) Mandatory. Unless previously terminated, the Commitment shall terminate on the Termination Date.

(b) Voluntary. The Borrower may, at any time, reduce or terminate the Commitment; provided that each partial reduction shall be in a minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 4. Change in Circumstances.

4.1 Incorporated Provisions. The Borrower and the Lender agree that the provisions of Sections 4.01, 4.02, 4.03 and 4.05 of the Syndicated Credit Agreement shall be incorporated by reference into this Credit Agreement; provided that any reference therein to “Lender” or “Lenders” or “Credit Party” shall be deemed to refer to Scotiabank in its capacity as Lender hereunder, any references to “Borrower,” “Borrowers” or the “Company” shall be deemed to refer to the Borrower hereunder, any references to “Obligations” shall be deemed to refer to the “Obligations” as defined herein, any references to “Eurocurrency Rate Loan” or “Eurocurrency Rate Advance” shall be deemed to refer to a “LIBO Loan” as defined in this Agreement and any references to “Loan Documents” shall be deemed to refer to the “Loan Documents” as defined in this Agreement; provided further that any reference therein to “Administrative Agent”, “Issuing Bank”, “Arrangers”, “Commitment”, “L/C Interests”, “Letters of Credit” or “Subsidiary Borrower” shall be deemed to be deleted when such provisions are incorporated herein by reference; and provided further that if the Syndicated Credit Agreement shall terminate and not be replaced, such provisions as in effect on such termination date shall remain in effect solely for purposes of this Credit Agreement until all Obligations (other than inchoate indemnity obligations) have been paid in full and this Credit Agreement shall have terminated.

Section 5. Conditions Precedent.

5.1 Conditions Precedent to Closing Date. This Credit Agreement shall not become effective until the date when the Lender has received each of the following, each of which shall be in form and substance satisfactory to the Lender:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Borrower and the Lender;

(b) Note. A Note, duly executed and delivered by the Borrower;

(c) Constituent Documents. Copies of the Constituent Documents of the Borrower, certified by a Responsible Officer of the Borrower to be correct and complete copies thereof and in effect on the Closing Date, together with certificates of existence and good standing (or other similar instruments) of the Borrower;

(d) Authority Documents. Resolutions of the board of directors of the Borrower authorizing the entry into the transactions contemplated herein and in the other Loan Documents by the Borrower, in each case certified by a Responsible Officer of the Borrower as correct and complete copies thereof and in effect on the Closing Date;

(e) Incumbency Certificate. A signed certificate of a Responsible Officer, who shall certify the names of the other Persons who are authorized, on the Closing Date, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Borrower, including any Person who executed any such document, together with the true signatures of each such Person. The Lender may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(f) Opinion Letter. A favorable opinion letter of Wilson Sonsini Goodrich &Rosati, P.C. covering the matters of due authorization, execution, delivery and enforceability of the Credit Agreement, dated as of the Closing Date in form and substance satisfactory to the Lender; and

(g) Fees, Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the fees and disbursements invoiced through the Closing Date of the Lender’s special counsel, Mayer Brown LLP;

5.2 Conditions Precedent to Borrowings. The Lender shall not be required to make any Loan unless:

(a) Representations and Warranties. The representations and warranties set forth herein (other than the representations and warranties contained in Section 6.05 and Section 6.07 of the Syndicated Credit Agreement incorporated herein by reference pursuant to Section 6.3 hereof) are true and correct in all material respects on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or Potential Event of Default;

(c) Request. The Lender shall have received a Request for Borrowing;

(d) Availability. The Principal Obligations after giving effect to such Borrowing would not exceed the Maximum Loan Amount.

Each Request for Borrowing submitted by the Borrower shall constitute a representation and warranty by the Borrower that, as of the date of such Request for Borrowing and as of the date of the applicable Loan, the conditions in this Section 5.2 are and will be satisfied.

Section 6. Representations and Warranties.

The Borrower represents and warrants to the Lender, as of the Closing Date and as of the date of each Borrowing, that:

6.1 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Credit Agreement and each other Loan Document executed by it are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower, and do not:

(a) contravene the Borrower’s Constituent Documents;

(b) contravene any law or governmental regulation or court decree or order binding or affecting the Borrower; or

(c) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.

The Borrower is, and after giving effect to any Borrowing under this Credit Agreement will be, in compliance with the limits described in the resolutions of the Borrower’s board of directors delivered pursuant to Section 5.1(e).

6.2 Validity, etc. This Credit Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in equity or at law).

6.3 Incorporated Representations. The Borrower and the Lender agree that the representations and warranties of the Borrower in Sections 6.01 and 6.05 through 6.16 of the Syndicated Credit Agreement shall be incorporated by reference into this Credit Agreement; provided that any reference therein to “Lender” or “Lenders” shall be deemed to refer solely to Scotiabank in its capacity as Lender hereunder and references to “Loan Documents” shall refer to the “Loan Documents” as defined herein; provided further, that for purposes of Section 6.05 the date “January 3, 2014” shall be deleted and replaced with the date “December 30, 2016”; and provided further that if the Syndicated Credit Agreement shall terminate and not be replaced, such representations and warranties as in effect on such termination date shall remain in effect solely for purposes of this Agreement until all Obligations (other than inchoate indemnity obligations) have been paid in full and this Credit Agreement shall have terminated.

Section 7. Incorporated Covenants. The Borrower and the Lender agree that the covenants of the Borrower in Sections 7.01 through 7.04 of the Syndicated Credit Agreement shall be incorporated by reference into this Credit Agreement; provided that any reference therein to “Administrative Agent”, “Lender” or “Lenders” shall be deemed to refer solely to Scotiabank in its capacity as Lender hereunder and references to “Loan Documents” shall refer to the “Loan Documents” as defined herein and so long as a compliance certificate is delivered pursuant to the Syndicated Credit Agreement, such compliance certificate shall be deemed to have been delivered hereunder; provided further, that if the Syndicated Credit Agreement shall terminate and not be replaced, the Borrower will comply with such covenants as in effect on such termination date until all Obligations (other than inchoate indemnity obligations) have been paid in full and this Credit Agreement shall have terminated; and provided further that, in additions to the exceptions set forth Section 7.03(c) of the Syndicated Credit Agreement, the Borrower and its Subsidiaries (as defined in the Syndicated Credit Agreement) may enter into any Sale and Leaseback Transaction (as defined in the Syndicated Credit Agreement) between or among the Borrower or any of its Subsidiaries.

Section 8. Reserved.

Section 9. Defaults.

9.1 Events of Default. If any one or more of the following events (each, an “Event of Default”) shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Borrower shall fail to pay when due any Principal Obligations or any interest on any Obligation;

(b) any representation or warranty made by the Borrower hereunder or in any certificate or statement furnished or made to the Lender in connection with the Loans or any Loan Document is or shall be incorrect in any material respect when made or deemed made;

(c) default by the Borrower in the performance of any material term or covenant hereof; or

(d) there shall exist an “Default” under and as defined in the Syndicated Credit Agreement; provided that if such “Default” has been cured, waived, rescinded or annulled, then any resulting Event of Default under this Credit Agreement shall be deemed not to have occurred; and provided further that if the Syndicated Credit Agreement shall terminate and not be replaced, the “Defaults” set forth in the Syndicated Credit Agreement as in effect on such termination date shall remain in effect solely for purposes of this Agreement until all Obligations (other than inchoate indemnity obligations) have been paid in full and this Credit Agreement shall have terminated.

9.2 Remedies Upon Event of Default. Without limiting the provisions of Section 3.2, if an Event of Default exists, then the Lender may: (a) terminate or suspend the obligation of the Lender to make Loans hereunder; (b) declare the principal of, and all interest then accrued on, and all other amounts which comprise the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrower hereby expressly waives to the fullest extent permitted by applicable law, anything contained herein or in any other Loan Document to the contrary notwithstanding; or (c) without notice of default or demand, pursue and enforce any of the Lender’s rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided that if any Event of Default specified in Section 8.01(e) or Section 8.01(f) of the Syndicated Credit Agreement shall occur with respect to the Company, the principal of, and all interest on, and all other amounts which comprise the Obligations shall thereupon become due and payable concurrently therewith and the Commitment shall automatically terminate, without any further action by the Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrower hereby expressly waives to the fullest extent permitted by applicable law.

9.3 Application of Payments. During the existence of an Event of Default, all amounts received on account of the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (b) against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) against all principal due and owing on the Obligations as of the date of such payment; (d) to all other amounts constituting any portion of the Obligations; and (e) the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Section 10. Miscellaneous.

10.1 Incorporated Provisions. Sections 11.01 through 11.04, the last sentence of Section 11.05, Section 11.06, and Sections 11.08 through 11.14 of the Syndicated Credit Agreement are incorporated herein by reference; provided that any reference therein to “Lender” or “Lenders” or “Credit Party” shall be deemed to refer to Scotiabank in its capacity as Lender hereunder, any references to “Borrower,” “Borrowers” or the “Company” shall be deemed to refer to the Borrower hereunder, any references to “Obligations” shall be deemed to refer to the “Obligations” as defined herein and any references to “Loan Documents” shall be deemed to refer to the “Loan Documents” as defined in this Agreement; provided further that any reference therein to “Administrative Agent,” “Issuing Bank,” “Arrangers” or “Subsidiary Borrower” shall be deemed to be deleted when such provisions are incorporated herein by reference.

10.2 Confidentiality. The Lender and its representatives shall hold all nonpublic information obtained pursuant to the requirements of or in connection with this Credit Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and applicable law. The Lender may make disclosure of such information (a) to the extent reasonably required or requested by any governmental authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, (b) on a need to know basis to its affiliates and the directors, officers, partners, trustees, employees, agents and advisors of it or its affiliates (provided that prior to any such disclosure such person shall agree to preserve in accordance with this Section 10.2 the confidentiality of such information), or (c) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In no event shall the Lender be obligated or required to return any materials furnished by the Borrower.

10.3 Amendments. Neither this Credit Agreement nor any other Loan Document to which the Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Lender, on the one hand, and the Borrower on the other hand.

10.4 Assignment by Lender. The Lender may assign or otherwise transfer all or a portion of its rights or obligations hereunder with the prior written consent of the Borrower (such consent not to be unreasonably withheld), provided that no such consent shall be required if an Event of Default has occurred and is continuing. The Borrower may not assign or otherwise transfer all or a portion of its rights or obligations hereunder.

10.5 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier services, mailed by certified or registered mail or sent by telecopy, to the Borrower or the Lender, as applicable, at the address set forth below on the signature page under their respective names.

(b) Notices and other communication to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures maybe limited to particular notices or communications.

(c) The Borrower and the Lender may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

TRIMBLE INC., a Delaware corporation

By:	/s/ Robert G. Painter

Name: Robert G. Painter
Title: Chief Financial Officer

LENDER:

THE BANK OF NOVA SCOTIA

By:	/s/ Diane Emanuel

Name: Diane Emanuel
Title: Managing Director

Address:

The Bank of Nova Scotia
GWO US Loan Operations 720 King Street West, 2nd Floor
Toronto, Ontario
M5V 2T3
Attn: Michael Mohan/Rachelle Duncan
Phone: 212.225.5705
Fax: 212.225.5709
Email: GWSLoanOps.USAgency@scotiabank.com

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